Exhibit 99.1

January 26, 2012

Caterpillar contact:
Jim Dugan
Corporate Public Affairs
(309) 494-4100
Mobile (309) 360-7311
Dugan_Jim@cat.com

FOR IMMEDIATE RELEASE

Cat Financial Announces 2011 Year-End Results

Full-Year 2011 vs. Full-Year 2010

Cat Financial reported revenues of $2.645 billion, an increase of $93 million, or 4 percent, compared with 2010. Profit after tax was $378 million, a $100 million, or 36 percent, increase from 2010.
The increase in revenues was principally due to a $76 million favorable impact from higher average earning assets (finance receivables and operating leases at constant interest rates), a $54 million favorable impact from miscellaneous net revenue items and a $49 million favorable change from returned or repossessed equipment. These increases in revenue were partially offset by an $86 million unfavorable impact from lower interest rates on new and existing finance receivables.
Profit before income taxes was $504 million for 2011, compared to $329 million for 2010. The increase was principally due to a $54 million favorable impact from miscellaneous net revenue items, a $49 million improvement in net yield on average earning assets, a $49 million favorable change from returned or repossessed equipment, a $37 million decrease in the provision for credit losses and a $28 million favorable impact from higher average earning assets. These increases in pre-tax profit were partially offset by a $54 million increase in general, operating and administrative expense.
The provision for income taxes for 2011 reflects an annual tax rate of 25 percent compared to 19 percent in 2010. The 2011 tax rate was reduced by a benefit of $15 million related to prior years, while the 2010 tax rate was reduced by a benefit of $22 million related to prior years. The annual tax rate increased during 2011 primarily due to changes in our geographic mix of pre-tax profits.

New retail financing was $11.32 billion, an increase of $1.9 billion, or 20 percent, from 2010. The increase was primarily related to improvements in our Asia/Pacific and Mining and North America operating segments.
During 2011, Cat Financial’s overall portfolio quality reflected continued improvement. At the end of 2011, past dues were 2.89 percent, down from 3.54 percent at the end of the third quarter of 2011 and 3.87 percent at the end of 2010.
Write-offs, net of recoveries, were $158 million for the full-year 2011, compared to $237 million for 2010. Full-year 2011 write-offs, net of recoveries, were 0.70 percent of average annual retail portfolio, compared to 1.04 percent in 2010.
At year-end 2011, Cat Financial's allowance for credit losses totaled $369 million or 1.47 percent of net finance receivables, compared with $363 million or 1.57 percent of net finance receivables at year-end 2010. The overall increase of $6 million in allowance for credit losses during the year reflects a $31 million increase in allowance due to an increase in the Cat Financial net finance receivables portfolio, partially offset by a $25 million decrease associated with the lower allowance rate.

Fourth-Quarter 2011 vs. Fourth-Quarter 2010
Cat Financial reported fourth-quarter 2011 revenues of $662 million, an increase of $29 million, or 5 percent, compared with the fourth quarter of 2010. Fourth-quarter profit after tax was $95 million, a $25 million, or 36 percent, increase from the fourth quarter of 2010.
The increase in revenues was principally due to a $35 million favorable impact from higher average earning assets (finance receivables and operating leases at constant interest rates), a $17 million favorable change from returned or repossessed equipment and a favorable impact from miscellaneous net revenue items. These increases in revenue were partially offset by a $34 million unfavorable impact from lower interest rates on new and existing finance receivables.
Profit before income taxes was $111 million for the fourth quarter of 2011, compared to $74 million for the fourth quarter of 2010. The increase was principally due to a $17 million favorable change from returned or repossessed equipment, a $13 million favorable impact from higher average earning assets and a $12 million favorable impact from miscellaneous net revenue items. These increases were partially offset by an $18 million increase in general, operating and administrative expense.

The provision for income taxes in the fourth quarter reflects an annual tax rate of 25 percent compared to 19 percent in 2010.  The annual tax rate increased primarily due to changes in our geographic mix of pre-tax profits. Additionally, the 2011 fourth-quarter provision for income taxes included a benefit of $18 million related to prior years.  The 2010 fourth-quarter provision for income taxes included a $13 million benefit related to a decrease in the 2010 estimated annual effective tax rate.
New retail financing in the fourth quarter of 2011 was $3.0 billion, an increase of $306 million, or 11 percent, from the fourth quarter of 2010. The increase was primarily a result of improvements in our Asia/Pacific and Mining operating segment.
“We are very pleased with the excellent improvement in Cat Financial's results in 2011.  In addition to increased profitability, new retail financing is up 20 percent from 2010 and portfolio performance has significantly improved, with past dues and full-year write-offs at their lowest levels since 2008,” said Kent Adams, Cat Financial president and vice president of Caterpillar Inc.  “Our strategy for continued success remains focused on providing an outstanding customer experience for Caterpillar customers and dealers.”
 For over 30 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing financial service excellence to Cat customers. The company offers a wide range of financing alternatives to customers and Cat dealers for Cat machinery and engines, Solar® gas turbines and other equipment and marine vessels. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

FOURTH QUARTER 2011 VS. FOURTH QUARTER 2010
(ENDED DECEMBER 31)
(Millions of dollars)

	2011	2010	CHANGE
Revenues	$662	$633	5%
Profit Before Income Taxes	$111	$74	50%
Profit After Tax	$95	$70	36%
New Retail Financing	$3,010	$2,704	11%
Total Assets	$30,112	$28,752	5%

FULL YEAR 2011 VS. FULL YEAR 2010
(ENDED DECEMBER 31)
(Millions of dollars)

	2011	2010	CHANGE
Revenues	$2,645	$2,552	4%
Profit Before Income Taxes	$504	$329	53%
Profit After Tax	$378	$278	36%
New Retail Financing	$11,323	$9,458	20%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements. From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public. Forward-looking statements give current expectations or forecasts of future events about the company. You may identify these statements by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "estimates," "anticipates," "will," "should," "plan," "project," "intend," "could" and similar words or phrases.   These statements are only predictions. Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions and ongoing challenges in the global financial and credit markets, and change in laws and regulations (including regulations implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market’s acceptance of our products and services, the creditworthiness of our customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Moreover, we do not assume responsibility for the accuracy and completeness of those statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2010, and similar sections in our quarterly reports on Form 10-Q that describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements. Cat Financial undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You may, however, consult any related disclosures we may make in our subsequent filings with the SEC.